Exhibit 99.1

NUZEE EXPANDS BRAND PORTFOLIO WITH COMPLETED ACQUISITION OF DRIPKIT

Acquisition Provides New Large-Size Single Serve Coffee Format Capability

Plano, Texas (March 1, 2022) - NuZee, Inc. (NASDAQ: NUZE), a leading co-packing company for single serve coffee formats, announced today that it has completed its acquisition of substantially all of the assets of Dripkit, Inc. (“Dripkit”). The acquisition broadens NuZee’s product portfolio and provides a new type of pour over to deliver a variety of single serve pour over coffee experiences to roasters and consumers. Dripkit’s customers are also anticipated to have access to new resources and capabilities, including NuZee’s current single serve pour over and eco-friendly tea bag style coffee brew bag formats.

Dripkit will now operate as a new Dripkit Coffee business division of NuZee, which NuZee believes will permit it to scale operations, reach more consumers and accelerate growth. Dripkit offers a large-size single serve pour over format that delivers what it believes to be a barista-quality coffee experience to coffee drinkers in the United States. The brand has combined its focus on convenience and quality, as well as a goal of using first-rate, ethically sourced coffee beans, to become a leader in the single serve coffee category.

Transaction Highlights:

●	Brand awareness: Dripkit is highly recognized in the single serve pour over coffee category based in Brooklyn, New York. The acquisition immediately provides NuZee with access to Dripkit’s loyal customer base and is expected to heighten NuZee’s brand profile.
●	Product portfolio leadership: The Dripkit pack sits on top of the cup and projects to command a premium price point in the market. Each Dripkit pack produces a 10oz cup, using 17g of coffee.
●	Shared purpose-driven values: Dripkit shares NuZee’s commitment to sustainability by aiming for responsible and ethically sourced products that can enable mindful, responsible consumption for the consumers by brewing one cup at a time.
●	Leadership addition: Ilana Kruger, Dripkit’s Founder and CEO, will join the NuZee team to facilitate a smooth integration and help to further grow the business.

“We couldn’t be more thrilled to welcome Dripkit to our brand portfolio. Ilana has done a great job building Dripkit into a brand loved by many coffee drinkers as well as many coffee industry experts. We believe she has successfully cultivated a loyal and diverse customer base,” said Masa Higashida, President and CEO of NuZee. “This acquisition is expected to benefit both NuZee and Dripkit’s customers, as well as our partners giving all of us an opportunity to scale operations and grow together. We look forward to expanding this growth and broadening our capabilities through our resources.”

Serving as a private label and co-packer for a variety of roasters, Dripkit’s large-size pour over format will be an addition to NuZee’s portfolio of innovative single serve pour over and tea bag style coffee brew bags.

“NuZee’s resources, capabilities, and continued commitment to sustainability are exactly what the Dripkit brand needs to further catapult its growth and success,” said Ilana Kruger, Founder and CEO of Dripkit. “Part of our process has always been to pack and seal our products by hand, as this led to a standard that we knew would make us proud. However, after seeing NuZee’s facilities and witnessing the team’s attention to detail and individual product care, we were immediately impressed with the overall quality and are excited to see our Dripkit brand thrive amid this transition.”

NuZee has acquired substantially all of the assets and assumed certain specified liabilities of Dripkit for total consideration of approximately $860,000 in cash and stock. The signing of the asset purchase agreement was previously disclosed on February 22, 2022.

For more information on how to work with NuZee, visit www.mynuzee.com.

About NuZee Coffee

NuZee, Inc., (NASDAQ: NUZE), is a leading co-packing company for single serve coffee formats that partners with companies of all sizes to help them develop within the single serve and private label coffee category. Providing innovative and eco-conscious solutions with the flexibility and capacity for both small roasters and large global brands, NuZee is revolutionizing the way single serve coffee is enjoyed in the United States. Through the brand’s unique process, NuZee fulfills every aspect of co-packing needs, from roasting and blending, to packing and packaging. NuZee has production facilities in the United States and Korea.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. NuZee cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect NuZee’s current expectations and NuZee does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other NuZee statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond NuZee’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties, many of which are beyond our control, include: NuZee’s plan to obtain funding for its operations, including funding necessary to develop, manufacture and commercialize its products; the impact to NuZee’s business from COVID 19 global crisis, including supply chain interruptions; general market acceptance of and demand for NuZee’s products; NuZee’s reliance on third-party roasters to roast and blend coffee beans necessary to produce its products and provide its co-packing services; the fact that sales are completed on a purchase order basis without any written agreement between NuZee and its partners; and NuZee’s commercialization, marketing and manufacturing capabilities and strategy; for description of additional factors that may cause NuZee’s actual results, performance or expectations to differ from any forward looking statements, please review the information set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NuZee’s public reports and NuZee’s other filings made with the SEC.

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Fish Consulting	Alpha IR Group
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